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               SECURITIES AND EXCHANGE COMMISSION

                     Washington D. C.  20549

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                            FORM 8-K

             PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):                October 25, 1995



                      Hecla Mining Company
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     (Exact name of registrant as specified in its charter)



                            Delaware
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         (State or other jurisdiction of incorporation)


          1-8491                             82-0126240
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(Commission File Number)        (IRS Employer Identification No.)


6500 Mineral Drive
Coeur d'Alene, Idaho                         83814-8788
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(Address of principal executive offices)     (Zip Code)


                         (208) 769-4100
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                 (Registrant's Telephone Number)

















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Item 5.   Other Events.
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          On October 25, 1995, the Registrant issued the press
release attached hereto as Exhibit A, which is incorporated herein by this reference.

Item 7.   Financial Statements, Proforma Financial Information and
          Exhibits.
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          Exhibit A - Press Release dated October 25, 1995.


                            SIGNATURE
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          Pursuant to the requirements of Section 12 of the
Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              HECLA MINING COMPANY


                              By /s/ Nathaniel K. Adams
                                ----------------------------------
                                Name:   Nathaniel K. Adams
                                Title:  Corporate Counsel and
                                             Assistant Secretary


Dated:  October 25, 1995























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                                 EXHIBIT INDEX
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     Exhibit A - Press Release dated October 25, 1995






















































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                                                       Exhibit A
[HECLA LOGO]




                      FOR IMMEDIATE RELEASE

                        October 25, 1995

    HECLA REPORTS DISAPPOINTING RESULTS AT GROUSE CREEK MINE

     COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) today reported results at its Grouse Creek Unit for the first nine months of 1995. The Grouse Creek gold mine, which began commercial production in December 1994, has experienced higher than expected operating costs per ounce due to lower than anticipated gold grades. These operating costs, which Hecla views as unacceptable, have led the company to begin a reevaluation of the proven and probable reserves at Grouse Creek and its affect on the economics of the project. Based on information currently available to management, this reevaluation could result in a write-down of the property. Hecla holds an 80% interest in the mine, which is located in central Idaho in the historic Yankee Fork Mining District, near the town of Challis. The property consists of the Sunbeam deposit, which is currently being mined, and the Grouse deposit.

OPERATING RESULTS
     During the third quarter of 1995, the Grouse Creek Unit milled 477,000 tons of ore at an average grade of 0.036 ounce of gold per ton for a total of 15,336 ounces for Hecla's account. In the first nine months of the year, Hecla's share of Grouse Creek production was 50,534 ounces of gold, or 1,120,000 tons of ore milled at an average grade of 0.046 ounce of gold per ton. Based on extensive drilling and ore reserve modeling of the deposit, Hecla had anticipated much higher ore grades.

     As a result of the ore grade shortfall, the mine's economic performance has failed to meet expectations. During the third quarter of 1995, the average cash cost per ounce of gold was $293, with a full cost of $479 per ounce. For the nine-month period, the cash cost averaged $352 per ounce of gold and the full cost was $536 per ounce.

GEOLOGIC INTERPRETATION
     Initially, ore reserve estimates for the Sunbeam pit appeared to be on target. The first 12 benches, which were relatively small, produced more ounces than anticipated at a grade that was very near the ore reserve target. However, costs during the start-up phase of mining were higher than anticipated, mainly due to ore feeder problems and harsh winter conditions. The plant is now operating at design capacity, and Hecla believes those start-up problems have been resolved.





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     The third quarter mining plan included three larger, higher-
grade benches in the Sunbeam pit. As mining advanced in late August, September and early October, shortfalls in both ore tonnage and grade were encountered. Consequently, these three benches provided only about half the gold that had been predicted by drilling and ore reserve modeling.

     Hecla is still evaluating its previous ore reserve estimates, but it appears that the area of influence attributed to numerous high-grade drill intercepts in the Sunbeam deposit was misinterpreted, resulting in an overestimation of reserves. Although the deposit was tightly drilled on 65-foot centers, that drill spacing proved to be inadequate to accurately predict the grade continuity. Geologic modeling based on the drilling program led Hecla to believe that the high-grade area of the deposit was much larger and more continuous than production to date indicates.

MINE PLAN
     Mining operations will continue for now at the Grouse Creek Unit as Hecla proceeds with work on the optimal mine plan to extract the ore. In 1994, the life of the Grouse Creek project had been estimated at seven years, with Hecla's share calculated at a total of 722,000 contained ounces of gold. Although planning is not yet complete, Hecla believes the new mine plan will result in a significantly shorter mine life and fewer ounces recovered at current metals prices.

BOARD OF DIRECTORS MEETING
     Hecla's management is continuing to evaluate project economics and is studying several alternatives to optimize operations at Grouse Creek. Hecla believes, based on current information available to management, that in the worst case the remaining carrying value for the Grouse Creek Unit of $97 million would be written down in the third quarter. Information regarding a potential write-down of the project will be presented to Hecla's audit committee and the entire board of directors at its regularly scheduled meeting on November 10. It is expected that board decisions regarding the Grouse Creek Unit will be released along with the company's full third quarter financial results on the afternoon of Friday, November 10. Hecla's management currently does not expect to recommend that operations at the Grouse Creek Unit be halted, although all options are under consideration.

     Arthur Brown, Hecla's chief executive officer, said he expects Hecla's third quarter results to be on track to meet market expectations of a third quarter loss in the range of 5 cents to 7 cents per share. However, Brown said this estimate does not include the effect of any potential write-down of the Grouse Creek project. Brown concluded, "A lot of work remains to be done to fully understand the situation at Grouse Creek, but we wanted to give our shareholders and the market as much information as we could as soon as possible."

                              -HL-

Contact: Bill Booth, vice president - investor and public affairs, 208-769-4126
          Vicki Veltkamp, manager - corporate communications, 208-769-4144